Exhibit 99.1

P O Box 3395

West Palm Beach,

FL  33402-3395

IMMEDIATE RELEASE

George M. Bachman

CFO, Treasurer and Corporate Secretary

561.838.1731

Florida Public Utilities Announces Results for 2006

West Palm Beach, FL, March 19.  Florida Public Utilities (AMEX: FPU) reported net income of  $4,169,000 or $.69 per share for the year ended December 31, 2006 compared with prior year’s net income of $4,248,000 or $.71 per share.

Total revenues increased $4,370,000 in 2006 compared to the prior year mainly due to the higher fuel costs and increased revenue-based taxes that are recovered directly from customers.

Operating expenses excluding fuel costs and revenue taxes were higher by $1,663,000 in 2006 as compared to 2005. In addition to inflationary impacts on operating expenses, we experienced increases in payroll due to annual pay raises and the addition of new personnel to better respond to our customer needs. Because of our efforts to inform and educate our electric customers about expected fuel increases in 2007 and 2008, sales expense increased over the prior year.

We also experienced increases in depreciation expense. Depreciation expense increased largely as the result of major work done to rebuild our transmission and distribution sub-stations and to replace a failed sub-station transformer in our electric division.

Florida Public Utilities is primarily in the business of providing natural gas, electric and propane gas distribution services throughout Florida.

Key operating results for the years ended 2006 and 2005 are summarized below:

Florida Public Utilities
(Dollars in thousands except per share data)
	December 31,
	2006	2005
Total Revenues	$ 134,393	$ 130,023

Net Income	$ 4,169	$ 4,248

Earnings for Common Stock	$ 4,140	$ 4,219

Earnings per Common Share – basic & diluted	$ .69	$ .71

Average Shares Outstanding	5,993,589	5,952,684